SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 10, 2007

THE GOODYEAR TIRE & RUBBER COMPANY

(Exact name of registrant as specified in its charter)

Ohio	1-1927	34-0253240

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1144 East Market Street, Akron, Ohio	44316-0001

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (330) 796-2121
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On April 10, 2007, the Board of Directors of The Goodyear Tire & Rubber Company (the “Company”), upon recommendation of the Company’s Compensation Committee, amended and restated The Goodyear Employee Severance Plan for Salaried Employees originally adopted in 1989 and renamed it the Goodyear Continuity Plan for Salaried Employees (the “Plan”). The Plan provides severance benefits to certain of the Company’s salaried employees, including its executive officers, if their employment is terminated during certain periods before or within two years following a change in control of the Company.
     The Plan divides the Company’s salaried employees into three groups: Tier 1, Tier 2, and Tier 3. Tier 1 generally includes all of the Company’s elected officers, including the named executive officers, and other employees who participate in the Company’s Executive Performance Plan (the “EPP Plan”); Tier 2 generally includes all salaried employees who participate in the Company’s Performance Recognition Plan (the “PRP Plan”) other than Tier 1 employees; and Tier 3 generally includes all other U.S.-based, full-time salaried employees who participate in the Company’s Employee Savings Plan for Salaried Employees. The Plan provides the following benefits to salaried employees in each tier:
•	Tier 1. A Tier 1 employee is eligible to receive benefits under the Plan if the employee’s employment is terminated involuntarily without “Cause” or by the employee for “Good Reason” (as such terms are defined in the Plan) during certain periods before or within two years following a Change in Control or a Hostile Change in Control (as such terms are defined in the Plan) if the employee executes a release and agrees not to compete with the Company or solicit its employees for a period of two years. Tier 1 employees will generally receive: (i) a cash severance payment equal to twice the sum of the employee’s base salary, target annual incentive under the PRP Plan, and target long-term cash incentives granted under the EPP Plan for any uncompleted performance cycles; (ii) two additional years of service under the Company’s Supplementary Pension Plan; (iii) continued health care and life insurance coverage for up to two years; (iv) outplacement services and reimbursement for legal fees incurred with certain claims made under the Plan; and (v) a gross up for any excise taxes incurred in connection with certain “parachute” payments arising under the Internal Revenue Code. In addition, the Company’s Chief Executive Officer, Chief Financial Officer, Senior Vice President, General Counsel and Secretary, and Senior Vice President Human Resources can terminate their employment for any reason during the thirteenth month following a Change in Control or Hostile Change in Control and, upon executing a release and agreeing to comply with certain covenants, receive the benefits described above.

•	Tier 2. A Tier 2 employee is eligible to receive benefits under the Plan if the employee’s employment is terminated involuntarily without Cause or by the employee for “Good Reason” during certain periods before or within two years following a Change in Control or Hostile Change in Control, and the employee executes a release and agrees not to compete with the Company or solicit its employees for a period of two years (following a

Hostile Change in Control) or one year (following a Change in Control or Potential Change in Control (as such term is defined in the Plan)). In the event of a Hostile Change in Control, the Tier 2 employee generally will receive: (i) a cash severance payment equal to twice the sum of the employee’s base salary and target annual incentive under the PRP Plan; (ii) continued health care and life insurance coverage for a period of up to two years; and (iii) outplacement services. In the event of a Change in Control or Potential Change in Control, the Tier 2 employee generally will receive: (i) a cash severance payment equal to the sum of the employee’s base salary and target annual incentive under the PRP Plan; (ii) continued health care and life insurance coverage for up to one year; and (iii) outplacement services.
•	Tier 3. The Plan generally provides Tier 3 employees whose employment is terminated involuntarily without Cause or by the employee for “Good Reason” within two years following a Hostile Change in Control with a cash severance payment equal to twice the sum of the employee’s base salary and target annual incentive.
     The foregoing description of the Plan is a general description only and is qualified in its entirety by reference to the Plan, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
Exhibit 10.1   The Goodyear Tire & Rubber Company Continuity Plan for Salaried Employees

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GOODYEAR TIRE & RUBBER COMPANY
Date: April 13, 2007	By	/s/ C. Thomas Harvie

C. Thomas Harvie Senior Vice President, General Counsel and Secretary

Exhibit Index
10.1	The Goodyear Tire & Rubber Company Continuity Plan for Salaried Employees